EMPLOYMENT AGREEMENT

         This Employment Agreement is entered into as of the date of the last signature affixed hereto, by and between Comarco, Inc., a California corporation ("Comarco"), CoSource Solutions, Inc., a California corporation and a subsidiary of Comarco ("Buyer"), and Robert A. Lovingood ("Lovingood" or "Employee").


                                R E C I T A L S:

         A. Pursuant to the Asset Purchase Agreement dated July 23, 1996 ("Asset Purchase Agreement"), by and between Comarco, Buyer and R.A.L. Consulting and Staffing Services, Inc., a California corporation, ("Seller"), and Lovingood, Buyer is acquiring substantially all of the operating assets of Seller (the "Acquisition").

         B. As part of Asset Purchase Agreement, Comarco and Buyer (collectively the "Company") have agreed to offer Lovingood a position of employment with the Company, the conditions of which are to be set forth in this Employment Agreement.


                               A G R E E M E N T:

         NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, Comarco, Buyer, and Lovingood hereby agree as follows:

          1. Position of Employment. The Company will employ the Employee in the position of President of Buyer and as Vice President of Comarco, and, in that position, Employee will report to the President of Comarco, Don M. Bailey.

                  The terms and conditions of the Employee's employment shall, to the extent not addressed or described in this Employment Agreement, be governed by Comarco's Policies and Procedures Manual and existing practices. In the event of a conflict between this Employment Agreement and the Policies and Procedures Manual or existing practices, the terms of this Agreement shall govern.

         2. Term of Employment. Lovingood's employment with Comarco and Buyer shall begin on August 1, 1996, and shall continue for a period of three (3) years, after which time continued employment will be on an "at will" basis, unless: (a) Lovingood's employment is terminated by either party in accordance with the terms of Section 5 of this Employment Agreement; or (b) such term of employment is extended or shortened by a subsequent agreement duly executed by each of the parties to this Employment Agreement, in which case such employment shall be subject to the terms and conditions contained in the subsequent written agreement. Notwithstanding the foregoing, if Lovingood, by unwritten consent of the parties, continues his employment with Comarco or Buyer beyond July 31, 1999, such employment shall, in the absence of any further written agreement, be considered employment at-will and shall thus be terminable by either the Company or Lovingood at any time, with or without cause, and with or without notice.

3. Compensation and Benefits.

                  3.1 Base Salary. Employee shall be paid a base salary of $150,000 annually ("Base Salary"), subject to applicable federal, state, and local withholding, such Base Salary to be paid to Employee in the same manner and on the same payroll schedule in which all Comarco employees receive payment. Any increases in Employee's Base Salary for years beyond the first year of Employee's employment shall be in the sole discretion of Comarco management, and nothing herein shall be deemed to require any such increase.

                  3.2 Incentive and Deferred Compensation. Employee shall be eligible to participate in all incentive and deferred compensation programs available to other executives or officers of Comarco, such participation to be in the same form, under the same terms, and to the same extent that such programs are made available to other such executives or officers. Nothing in this Employment Agreement shall be deemed to require the payment of bonuses, awards, or incentive compensation to Employee if such payment would not otherwise be required under the terms of Comarco's incentive compensation programs.

                  3.3 Employee Benefits. Employee shall be eligible to participate in all employee benefit plans, policies, programs, or perquisites (including those pertaining to automobiles) in which other Comarco executive or officers participate, including the Comarco Stock Option program. The terms and conditions of Employee's participation in Comarco's employee benefit plans, policies, programs, or perquisites shall be governed by the terms of each such plan, policy, or program, provided, however: (a) that Employee shall be deemed to have fulfilled all service requirements or waiting periods prerequisite to participation in any of Comarco's plans, policies, or programs, including, without limitation, Comarco's 401(k) Plan; and (b) Employee shall receive, as of August 1, 1996, an initial stock option grant under the Comarco, Inc. 1995 Employee Stock Option Plan for 15,000 shares of stock. Additional stock option grants are made in the sole discretion of the Compensation Committee of Comarco's Board of Directors, and nothing in this Employment Agreement shall be deemed to require or prohibit the granting of any stock options beyond the initial stock option grant described above in this subsection.

         4. Duties and Performance. The Employee acknowledges and agrees that he is being offered a position of employment by the Company with the understanding that the Employee possesses a unique set of skills, abilities, and experiences which will benefit the Company as it seeks to maintain and expand Buyer, and he agrees that his continued employment with the Company, whether during the term of this Employment Agreement or thereafter, is contingent upon his successful performance of his duties in his position as President of Buyer and Vice President of Comarco, or in such other position to which he may be assigned.

4.1 General Duties.

                    (a) The Employee shall render to the very best of Employee's ability, on behalf of the Company, services to and on behalf of the Company, and shall undertake diligently all duties assigned to him by the Company.

                    (b) The Employee shall devote his full time, energy and skill to the performance of the services in which the Company is engaged, at such time and place, as the Company may direct, and in strict accordance with the ethical standards of the Company as set forth in Comarco's Standards of Business Conduct Policy and in other written policies as may be disseminated by Comarco from time to time.

                    (c) The Employee shall faithfully and industriously assume and perform with skill, care, diligence and attention all responsibilities and duties connected with his employment on behalf of the Company.

                    (d) The Employee shall have no authority to enter into any contracts binding upon the Company, or to deliberately create any obligations on the part of the Company, except as may be specifically authorized by the President or Board of Directors of Comarco.

4.2 Specific Duties.

                    (a) Profitability of Buyer. The Employee's primary duty as President of Buyer is to take any and all necessary legal action, and to exert any and all reasonable effort, to ensure that Buyer generates a level of profit similar to the level of profit experienced by Seller in the years just prior to the asset purchase by Comarco.

                    (b) Expansion of Buyer. It is the intention of Comarco to expand and grow the operations of Buyer, either by direct expansion of Buyer or through acquisition of other entities engaged in similar business. To effectuate this result, Comarco will commit reasonable resources and support, and the Employee is expected to provide leadership in this expansion and is specifically charged with the responsibility of developing a business and marketing plan for Buyer. This plan should define measurable and reasonable goals for sales, expenses for expansion, profits, and other qualitative goals to be achieved by Buyer. The plan should be reviewed and approved by the President of Comarco. Employee is charged with the responsibility for keeping this plan up to date by changing it when Employee concludes such changes are necessary. Whenever the plan is changed, the revised plan must be reviewed and agreed to in writing by the President of Comarco.

                    (c) Other Specific Duties. The President of Comarco shall meet with the Employee from time to time and shall, jointly with the Employee, define written goals for Employee to achieve (in addition to goals set forth in the business and marketing plan described in 4.2(b) above), and Employee shall exercise every reasonable effort to achieve these additional goals.

          5. Termination of Employment. Employee's employment with the Company may be terminated, prior to the expiration of the term of this Employment Agreement, in accordance with any of the following provisions:

                  5.1 Termination by Employee. The Employee may terminate his employment at any time during the course of this agreement by giving 12 months' notice in writing to the President of Comarco. During the notice period, Employee must fulfill all his duties and responsibilities set forth above and use his best efforts to train and support his replacement, if any. Failure to comply with this requirement may result in Termination for Cause described below, but otherwise Employee's salary and benefits will remain unchanged during the notification period.

                  5.2 Termination by the Company Without Cause. Comarco may terminate Employee's employment at any time during the course of this agreement by giving 12 months' notice in writing to the Employee. During the notice period, Employee must fulfill all his duties and responsibilities set forth above and use his best efforts to train and support his replacement, if any. Failure of Employee to comply with this requirement may result in Termination for Cause described below, but otherwise Employee's salary and benefits will remain unchanged during the notification period.

                  5.3 Termination by the Company For Cause. The Company may, at any time and without notice, terminate the Employee for "cause". Termination by the Company of the Employee for "cause" shall include but not be limited to termination based on any of the following grounds: (a) breach of any of the terms of the Noncompetition Agreement; (b) fraud, misappropriation, embezzlement or acts of similar dishonesty; (c) conviction of a felony involving moral turpitude; (d) illegal use of drugs or excessive use of alcohol in the workplace; (e) intentional and willful misconduct that may subject the Company to criminal or civil liability; (f) breach of the Employee's duty of loyalty, including the diversion or usurpation of corporate opportunities properly belonging to the Company; (g) willful disregard of Company policies and procedures; and (h) insubordination or deliberate refusal to follow the instructions of the President of Comarco.

                  5.4 Termination for Poor Performance. If Employee is unable to generate "Adjusted EBIT", as that term is defined in Paragraph 1.4 et seq. of the Asset Purchase Agreement, equal to or greater than $250,000 between August 1, 1996 and July 31, 1997, this would constitute a default under this Agreement, serious enough to terminate the Employee, if not cured. In addition, at the end of each fiscal quarter thereafter, until the end of the agreement, the preceding 12 months of Adjusted EBIT must be equal to or greater than $250,000, or a default for insufficient profits would occur. If a default occurs under this provision, Company would give Employee written notice and an opportunity to cure. The default could be cured by generating Adjusted EBIT equal to $70,000 or greater for the next full three month operating period. If the default is not cured, this would constitute grounds for termination. In no case is this Section intended to increase, nor may it be construed as increasing, the obligations of Lovingood under Paragraph 1.4 of the Asset Purchase Agreement.

                  5.5 Termination By Death or Disability. The Employee's employment and rights to compensation under this Employment Agreement shall terminate if the Employee is unable to perform the duties of his position due to death or disability (as defined later in this section), and the Employee's heirs, beneficiaries, successors, or assigns shall not be entitled to any of the compensation or benefits to which Employee is entitled under this Employment Agreement, except: (a) to the extent specifically provided in this Employment Agreement or in the Asset Purchase Agreement; (b) to the extent required by law; or (c) to the extent that such benefit plans or policies under which Employee is covered provide a benefit to the Employee's heirs, beneficiaries, successors, or assigns.

         Termination of the Employee's employment with the Company pursuant to any of the above subsections shall in no way affect, impair, or modify the Employee's obligations under the Noncompetition Agreement, except as may be specifically stated therein. In particular, the Employee expressly acknowledges that the restrictions on competition set forth in Section 3 of the Noncompetition Agreement arise out of and are in consideration for the Company's purchase of the Seller and the goodwill associated with the Seller and are not contingent upon Employee's continued employment with the Company.

         For the purpose of this section, Disability is defined as you (1) being unable to perform the substantial and material duties of Your Regular Occupation; (2) not performing any work for the Business; and (3) being under the regular care of a physician appropriate for your injury or sickness.

         6. Changes In Employment Position or Compensation. During the course of this Agreement the Company reserves the right to change the reporting relationship between Employee and Comarco where in Comarco's sole discretion, this change would provide a strategic advantage to Buyer and Comarco. The Employee will be notified of any such change in writing, and such notice shall specifically identify the name and title of the person to whom the Employee will report, and will provide the effective date of the change in reporting relationship. In the event of default under Section 5.4 and failure of Employee to cure the default, Comarco may, at its own discretion, elect to adjust Employee's compensation rather than Terminate for Cause, however, such changes in compensation must be approved in writing by both the Company and Employee.

          7. Confidentiality. To the fullest extent permitted by applicable law, the terms of the Confidentiality provision of the Noncompetition Agreement executed by the Employee are incorporated by reference into this Employment Agreement and are made a part hereto as if they appeared in this Employment Agreement itself.

         8. Installment Payments Relating to Sale. Nothing in this Employment Agreement shall be deemed to supersede or modify the parties' agreement regarding the Installment Payments to be paid to the Employee for the purchase of Seller as set forth specifically in Section 1.4 of the Asset Purchase Agreement.

         9. Expenses. The Company shall pay or reimburse Employee for any expenses reasonably incurred by him in furtherance of his duties hereunder, including expenses for entertainment, travel, meals and hotel accommodations, upon submission by him of vouchers or receipts maintained and provided to the Company in compliance with such rules and policies relating thereto as the Company may from time to time adopt.

         10.      General Provisions.

                  10.1 Notices. All notices and other communications required or permitted by this Agreement to be delivered by Comarco or Lovingood to the other party shall be delivered in writing to the address shown below, either personally, by facsimile transmission or by registered, certified or express mail, return receipt requested, postage prepaid, to the address for such party specified below or to such other address as the party may from time to time advise the other party, and shall be deemed given and received as of actual personal delivery, on the first business day after the date of delivery shown on any such facsimile transmission or upon the date or actual receipt shown on any return receipt if registered, certified or express mail is used, as the case may be.

                  Comarco                   Comarco, Inc.
                  or Buyer:                 22800 Savi Ranch Parkway, Suite 214
                                            Yorba Linda, CA 92887
                                            Attention: Don M. Bailey

                  Lovingood:                Robert A. Lovingood
                                            c/o James A. Baxter, Esq.
                                            14285 Amargosa Road, Suite 200
                                            Victorville, CA 92392

                  10.2 Amendments and Termination; Entire Agreement. This Agreement may not be amended or terminated except by a writing executed by all of the parties hereto. This Agreement constitutes the entire agreement of Comarco, Buyer and Lovingood relating to the subject matter hereof and supersedes all prior oral and written understandings and agreements relating to such subject matter.

                  10.3 Employee Acknowledgement of Due Diligence. As part of Employee's pre-employment due diligence effort, Employee has been given the opportunity to review all documentation regarding all plans, programs, policies, and perquisites affecting Employee, including, without limitation, the Comarco, Inc. Policies and Procedures Manual, the Comarco, Inc. Incentive Compensation Plan, the Comarco, Inc. Deferred Compensation Program, the Comarco, Inc. 1995 Employee Stock Option Plan, Comarco's Standards of Business Conduct Policy, and plan documents or summary plan descriptions of all other Comarco benefit plans. Employee has been given the opportunity to review this material and to ask questions or to seek advice from advisors of his own choosing where he has deemed it necessary.

                  10.4 Successors and Assigns. The rights and obligations of the parties hereunder are not assignable to another person without prior written consent; provided, however, that Comarco may assign its rights and obligations hereunder (a) to Buyer or another wholly-owned subsidiary without obtaining Lovingood's consent or (b) to any other Person taking title to all of the goodwill acquired from Seller by Buyer.

                  10.5 Calculation of Time. Whenever in this Employment Agreement a period of time is stated in a number of days, it shall be deemed to mean calendar days starting with the first day after the event or delivery of notice and ending at the end of the last day of the applicable time period. However, when any period of time so stated would end upon a Saturday, Sunday or legal holiday, such period shall be deemed to end upon the next day following that is not a Saturday, Sunday or legal holiday.

                  10.6 Further Assurances. Each party shall each perform any further acts and execute and deliver any further documents as the other party may reasonably request in order to carry out the purposes and provisions of this Agreement.

                  10.7 Severability; Provisions Subject to Applicable Law. All provisions of this Agreement shall be applicable only to the extent that they do not violate any applicable law, and are intended to be limited to the extent necessary so that they will not render this Agreement invalid, illegal or unenforceable under any applicable law. If any provision of this Agreement or any application thereof shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of other provisions of this Agreement or of any other application of such provision shall in no way be affected thereby.

                  10.8 Waiver of Rights. Neither Comarco, Buyer, nor Lovingood shall be deemed to have waived any right or remedy that it or he had under this Employment Agreement unless this Agreement expressly provides a period of time within which such right or remedy must be exercised and such period has expired or unless such party has expressly waived the same in writing. The waiver by Comarco, Buyer, or Lovingood of a right or remedy hereunder shall not be deemed to be a waiver of any other right or remedy or of any subsequent right or remedy of the same kind.

                  10.9 Definitions; Headings; and Number. A term defined in any part of this Employment Agreement shall have the defined meaning wherever such term is used herein. The headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Employment Agreement. Where appropriate to the context of this Agreement, use of the singular shall be deemed also to refer to the plural, and use of the plural to the singular.

                  10.10 Counterparts. This Agreement may be executed in counterparts, and by each of Comarco, Buyer, and Lovingood on separate counterparts, each of which shall be deemed an original but both of which taken together shall constitute but one and the same instrument.

                  10.11 Expenses Incurred in Preparing This Agreement. Each party shall bear such party's own costs and expenses incurred in connection with the negotiation and preparation of this Agreement.

                  10.12 Governing Laws. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California.

         IN WITNESS WHEREOF, Comarco, Buyer and Lovingood have executed and delivered this Agreement as of the date first above written.

                                  COMARCO, INC.

                                  By:      ---------------------------------
                                           Name:      Don M. Bailey
                                           Title:     President and CEO

BUYER:                            CoSource Solutions, Inc.

                                  By:      ---------------------------------
                                           Name:      Don M. Bailey
                                           Title:     Chairman and CEO

                                           ---------------------------------
                                                      ROBERT A. LOVINGOOD